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                                                                    EXHIBIT 8.1


                          GOODWIN, PROCTER & HOAR LLP

                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881

                                                      TELEPHONE (617) 570-1000
                                                      TELECOPIER (617) 523-1231




                                November 14, 1996



Bay Apartment Communities, Inc.
4340 Stevens Creed Blvd. - Suite 275
San Jose, CA 95129


Ladies and Gentlemen:


      This opinion is delivered to you in our capacity as counsel to Bay Apartment Communities, Inc. (the "Company") in connection with the registration of $300,000,000 aggregate market value of the Company's debt securities, common stock and preferred stock pursuant to a Registration Statement filed on November 8, 1996 with the Securities and Exchange Commission on Form S-3 (File No. 333-15875) (the "Registration Statement"). This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for taxable years commencing with the Company's taxable year ended December 31, 1994.

      We have relied upon the representations of an officer of the Company, a copy of which is attached hereto, regarding the manner in which the Company has been and will continue to be owned and operated and the continued accuracy of such representations through the date of this letter. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents, and that the descriptions of the Company and its investments, and the proposed investments, activities, operations and governance of the Company set forth in the Registration Statement continue to be true. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Registration Statement. In addition, we have relied on certain additional facts and assumptions described below.

      In rendering the following opinion, we have examined the Company's Amended and Restated Articles of Incorporation, the By-Laws of the Company, its federal income tax returns for the taxable years ended December 31, 1994 and December 31, 1995 on Form 1120-REIT, and such other records, certificates and documents, each as amended, as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.





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                          GOODWIN, PROCTER & HOAR LLP


Bay Apartment Communities, Inc.
November 14, 1996
Page 2



      In rendering the opinion set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We have also assumed, without investigation, that all documents, certificates, representations, warranties and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

      The opinion set forth below is based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect; any changes to the foregoing authorities might result in modifications of our opinions contained herein.

      Based upon and subject to the foregoing, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that commencing with the taxable year ending December 31, 1994, the form of organization of the Company and its operations are such as to enable the Company to qualify as a "real estate investment trust" under the applicable provisions of the Code.

      We express no opinions other than those expressly set forth herein. Furthermore, the Company's qualification as a REIT will depend on the Company meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT. We will not review these operations, and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto. Our opinions are not binding on the IRS and the IRS may disagree with the opinions contained herein. Except as specifically discussed above, the opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the



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                          GOODWIN, PROCTER & HOAR LLP


Bay Apartment Communities, Inc.
November 14, 1996
Page 3


federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.



                                          Very truly yours,


                                          /s/ GOODWIN, PROCTER & HOAR LLP
                                          ------------------------------------
                                          Goodwin, Procter & Hoar  LLP